Exhibit 99.1

For Release

MySize Inc. Signs PNO Consultants with Plans to Expand Offices To Poland

Airport City, Israel, February 10, 2017 — MySize Inc. (the “Company”) (NASDAQ: MYSZ;TASE: MYSZ), developer of proprietary, linear and circular, smartphone measurement applications, announced today that it has hired PNO Consultants to help secure non-refundable European Union grants to support the Company’s R&D activities including expanding the pipeline of applications and their types of usage.

Under the terms of this contract, PNO will prepare and process the funding applications as well as open and operate a subsidiary company for MySize in Poland, in accordance with all the specified legal and future requirements of the EU in relation to the grant procedure.  An office is to become operational only after a grant has been approved by the Polish government.

About PNO Consulting

PNO Consultants provides advice, tools and solutions for foreign investors interested in green-field or local joint-venture investments that support development of new projects with international potential. PNO also helps companies to secure and leverage public grants and state aid. PNO is actively engaged in 1500 projects spanning 20 countries and services 450 clients, for which it has raised, collectively, in excess of 897 million euros to date.

About MYSIZE

MySize Inc. (TASE: MYSZ) (NASDAQ: MYSZ) has developed a unique measurement technology based on sophisticated algorithms and cutting edge technology with broad applications including apparel industry, e-commerce, shipping and parcel industry measurement.  This proprietary technology is driven by several patent-pending algorithms which are able to calculate and record measurements in a variety of novel ways. To learn more about MySize, please visit our website. www.mysizeid.com.

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Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words "could," "believe," "anticipate," "intend," "estimate," "expect," "may," "continue," "predict," "potential," "project" and similar expressions that are intended to identify forward-looking statements.  All forward-looking statements speak only as of the date of this press release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements are reasonable, we can give no assurance that these plans, objectives, expectations or intentions will be achieved.  Forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from historical experience and present expectations or projections.  Known material factors that could cause actual results to differ materially from those in the forward-looking statements include: an active trading market for our common stock may not develop on NASDAQ; the trading price for our common stock may fluctuate significantly; and the Company will continue to be a "controlled company," as defined under NASDAQ rules, and the interests of our controlling stockholder may differ from those of our public stockholders.  Forward-looking statements also are affected by the risk factors described in the Company's filings with the U.S. Securities and Exchange Commission.  Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Press Contact

Marjie Hadad

MH Communications

marjierhadad@gmail.com

+972-54-536-5220